Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces Second Quarter Results

REDDING, California, July 31, 2013 / PR Newswire— Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH), a $956.6 million bank holding company and parent company of Redding Bank of Commerce™ and Roseville Bank of Commerce™ (a division of Redding Bank of Commerce) (the “Bank”), today reported net income available to common shareholders of $2.0 million and diluted earnings per share (EPS) from continuing operations of $0.13 for the second quarter 2013.

Financial highlights:

•	Net income available to common shareholders of $2.0 million compared to $2.0 million reported for the quarter ended June 30, 2012, and $2.0 million recorded for the first quarter 2013.

•

Diluted EPS attributable to continuing operations of $0.13 compares to $0.11 reported for the same period a year ago and $0.13 for the prior quarter ended March 31, 2013. Diluted EPS attributable to discontinued operations of $0.00 compares to $0.01 reported for the same period a year ago and $0.00 for the prior quarter ended March 31, 2013.

•	Loan loss provisions for the second quarter were $1.4 million compared to $1.7 million for the second quarter 2012, and $1.1 million for the prior quarter ended March 31, 2013.

•	Nonperforming assets represent 3.91% of total assets in the current period versus 2.41% for the quarter ended June 30, 2012 and 4.07% for the quarter ended March 31, 2013.

Patrick J. Moty, President and CEO commented: “I am very pleased to report another solid quarter of performance. Our year to date net income is up 2% from the outstanding results we experienced in the first six months of 2012. We again realized modest growth in both loans and core deposits. In addition, we have continued our efforts to position the Bank for future growth and profitability.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities

•	The health of the economy declines nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans

•	Credit quality deteriorates which could cause an increase in the provision for loan losses

•	Asset/Liability matching risks and liquidity risks

•	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended June 30, 2013 and 2012, and March 31, 2013.

Table 1
	SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Quarter ended June 30, 2013	Quarter ended June 30, 2012	Change	Quarter ended March 31, 2013	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.84%	0.96%	-0.12%	0.84%	0.00%
Return on average equity, annualized	7.40%	8.14%	-0.74%	7.40%	0.00%
Efficiency ratio for quarter to date	55.29%	53.72%	1.57%	58.54%	-3.25%
Share and Per Share figures – Actual
Common shares outstanding at period end	14,990	16,265	(1,275)	15,309	(319)
Weighted average diluted shares	15,139	16,302	(1,163)	15,703	(564)
Diluted EPS attributable to continuing operations	$0.13	$0.11	$0.02	$0.13	$0.00
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	$0.00	$0.00
Book value per common share	$5.80	$5.54	$0.26	$5.80	$0.00
Tangible book value per common share	$5.80	$5.54	$0.26	$5.80	$0.00

Capital Ratios
	June 30, 2013	June 30, 2012	Change	March 31, 2013	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	14.27%	13.64%	0.63%	14.19%	0.08%
Total risk based capital ratio	15.53%	14.89%	0.64%	15.44%	0.09%
Leverage ratio	13.02%	13.26%	-0.24%	12.77%	0.25%
Redding Bank of Commerce
Tier 1 risk based capital ratio	14.68%	13.37%	1.31%	13.72%	0.96%
Total risk based capital ratio	15.93%	14.62%	1.31%	14.97%	0.96%
Leverage ratio	12.66%	12.72%	-0.06%	12.36%	0.30%

Bank of Commerce Holdings (the “Company”) remains well capitalized. At June 30, 2013, the Company’s Tier 1 and Total risk based capital ratios measured 14.27% and 15.53% respectively, while the leverage ratio was 13.02%.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended June 30, 2013, was 0.84% and 7.40%, respectively, compared with 0.96% and 8.14%, respectively, for the same period a year ago. The decrease in ROA and ROE during the three months ended June 30, 2013 compared to the same period a year ago is primarily attributed to the decrease in net income from discontinued operations. During the three months ended June 30, 2013, the Company realized $0 in income from discontinued operations compared to $179 thousand in the three months ended June 30, 2012.

Balance Sheet Overview

As of June 30, 2013, the Company had total consolidated assets of $956.6 million, total net portfolio loans of $604.6 million, allowance for loan and lease losses of $13.1 million, total deposits of $694.9 million, and stockholders’ equity of $106.9 million.

Overall, the net portfolio loan balance increased modestly during the second quarter of 2013. The Company recorded net portfolio loans of $604.6 million at June 30, 2013, compared with $601.6 million at March 31, 2013, an increase of $3.0 million, or 1%. The increase in net portfolio loans was primarily driven by net originations of commercial loans partially offset by net pay-offs of 1-4 family mortgage loans.

Table 2
	PERIOD END LOANS
(Dollars in thousands)	June 30,	% of	June 30,	% of	Change		March 31,	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Commercial	$197,084	31%	$151,834	25%	$45,250	30%	$189,670	31%
Real estate – construction loans	15,875	3%	29,048	5%	(13,173)	-45%	16,235	3%
Real estate – commercial (investor)	201,896	33%	214,004	36%	(12,108)	-6%	203,305	33%
Real estate – commercial (owner occupied)	78,478	13%	69,024	12%	9,454	14%	75,969	12%
Real estate – ITIN loans	58,271	9%	62,189	10%	(3,918)	-6%	58,981	10%
Real estate – mortgage	17,738	3%	19,638	3%	(1,900)	-10%	19,147	3%
Real estate – equity lines	44,285	7%	45,761	8%	(1,476)	-3%	45,439	7%
Consumer	3,581	1%	4,396	1%	(815)	-19%	3,596	1%
Other loans	190	0%	51	0%	139	273%	266	0%

Gross portfolio loans	617,398	100%	595,945	100%	21,453	4%	612,608	100%
Less:
Deferred loan fees, net	(335)		(160)		(175)	109%	(308)
Allowance for loan and lease losses	13,133		12,497		636	5%	11,350

Net portfolio loans	$604,600		$583,608		$20,992	4%	$601,566

Yield on loans	4.80%		5.29%		-0.49%		4.82%

Table 3
	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	June 30,	% of	June 30,	% of	Change		March 31,	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Cash equivalents:
Cash and due from banks	$22,426	7%	$40,035	15%	$(17,609)	-44%	$44,226	14%
Interest bearing due from banks	20,810	7%	24,035	9%	(3,225)	-13%	23,604	7%

	43,236	14%	64,070	24%	(20,834)	-33%	67,830	21%
Investment Securities-AFS:
U.S. Treasury and agency	886	0%	0	0%	886	100%	2,930	1%
Obligations of state and political subdivisions	68,652	23%	76,179	28%	(7,527)	-10%	65,577	20%
Mortgage backed securities	53,538	18%	52,842	20%	696	1%	59,650	18%
Corporate securities	66,924	23%	49,477	19%	17,447	35%	64,857	20%
Other asset backed securities	28,495	10%	22,850	9%	5,645	25%	28,832	9%

	218,495	74%	201,348	76%	17,147	9%	221,846	68%
Investment Securities-HTM:
Obligations of state and political subdivisions	34,843	12%	0	0%	34,843	100%	34,526	11%

Total cash equivalents and investment securities	$296,574	100%	$265,418	100%	$31,156	12%	$324,202	100%

Yield on cash equivalents and investment securities	2.51%		2.80%		-0.29%		2.55%

The Company continued to maintain a strong liquidity position during the reporting period. As of June 30, 2013, the Company maintained cash positions at the FRB and correspondent banks in the amount of $22.4 million. The Company also held certificates of deposits with other financial institutions in the amount of $20.8 million, which the Company considers liquid.

The Company’s available-for-sale investment portfolio is generally utilized as a secondary source liquidity to fund other higher yielding asset opportunities, such as commercial and commercial real estate loan originations when required. Available-for-sale investment securities totaled $218.5 million at June 30, 2013, compared with $221.8 million at March 31, 2013. During the three months ended June 30, 2013 the Company’s securities purchases were focused in municipal bonds and corporate bonds.

Purchases of municipal bonds focused on bank qualified general obligation and revenue bonds where the debt proceeds generally are used to fund operations and essential services. The municipal bonds purchased had coupons ranging from 0% to 6%, maturities ranging from nine to sixteen years, and call dates within three to ten years. The majority of these bonds are structured in such a way that management believes there is a reasonable probability that the call options will be exercised at their respective call dates. Management monitors the financial performance of the municipal bond portfolio on an ongoing basis. Should the outcome of these reviews indicate declining credit quality, inadequate debt service coverage, or if the bonds have fallen outside of our accepted risk tolerance, the bonds may be sold in the open market.

Purchases of corporate bonds focused on relatively moderate term (maturities ranging between three to ten years), high quality debt instruments issued by large cap financial institutions. Management believes the relative risk adjusted yield spreads of these securities compared to what is currently offered in the treasury markets, or mortgage backed securities markets provides some mitigation of ongoing net interest margin compression without extending long on the yield curve.

During the second quarter of 2013, the Company purchased thirty-three securities with a weighted average yield of 2.39%, and sold twenty-nine securities with a weighted average yield of 2.09%. The sales activity resulted in $406 thousand net realized gains.

At June 30, 2013, the Company’s net unrealized losses on available-for-sale securities were $692 thousand compared with $3.3 million net unrealized gains at March 31, 2013. The unfavorable change in net unrealized losses was primarily due to decreases in the fair values of the Company’s municipal bond, corporate bond, and asset backed portfolios. The decreases in the fair values of these securities were primarily driven by changes in market interest rates and contraction of market spreads.

Table 4
	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
(Dollars in thousands)	Q2	% of	Q2	% of	Change		Q1	% of
	2013	Total	2012	Total	Amount	%	2013	Total
Demand deposits	$112,825	16%	$106,617	16%	$6,208	6%	$114,476	16%
Interest bearing demand	237,113	35%	187,288	28%	49,825	27%	234,445	34%

Total checking deposits	349,938	51%	293,905	44%	56,033	19%	348,921	50%
Savings	92,266	13%	88,869	14%	3,397	4%	90,689	13%

Total non-time deposits	442,204	64%	382,774	58%	59,430	16%	439,610	63%
Time deposits	247,565	36%	282,490	42%	(34,925)	-12%	257,131	37%

Total deposits	$689,769	100%	$665,264	100%	$24,505	4%	$696,741	100%

Weighted average rate on total deposits	0.57%		0.90%		-0.33%		0.62%

During the second quarter of 2013 average total deposits increased 4% or $24.5 million to $689.8 million compared to the second quarter in 2012. Non maturing core deposits increased $16.6 million or 4% year over year. Insured Cash Sweep (ICS) deposits totaling $37.0 million as of June 30, 2013 are included in interest bearing demand. ICS deposits are brokered demand and money market deposit accounts which are considered non core for regulatory purposes.

Operating Results for the Second Quarter 2013

Net income attributable to Bank of Commerce Holdings was $2.0 million for the three months ended June 30, 2013 compared with $2.3 million for the same period a year ago. Net income available to common shareholders was $2.0 million for the three months ended June 30, 2013, compared with $2.0 million for the same period a year ago. Diluted earnings per share (EPS) from continuing operations and discontinued operations were $0.13 and $0.00 for the three months ended June 30, 2013 compared with $0.11 and $0.01 for the same period a year ago, respectively.

Despite decreased net income attributable to Bank of Commerce Holdings, net income available to common shareholders during the three months ended June 30, 2013 remained consistent with the same period a year ago. During the three months ended June 30, 2013, common shareholders benefited from a $198 thousand decrease in preferred stock dividends payable to the U.S. Treasury pursuant to the SBLF program as a result of increased qualified lending. Consequently, with net income available to common shareholders remaining relatively flat, the increase in diluted EPS attributable to continuing operations compared to the same period a year ago primarily resulted from a combination of decreased preferred stock dividends and decreased weighted average shares. The decrease in weighted average shares directly resulted from common stock repurchases.

The Company declared cash dividends of $0.03 per share for the second quarter of 2013, consistent with the quarterly dividends paid in the first quarter of 2013 and 2012.

Table 5
	SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q2	Q2	Change		Q4	Change
	2013	2012	Amount	%	2012	Amount	%
Net interest income	$8,286	$8,714	$(428)	-5%	$8,506	$(220)	-3%
Provision for loan and lease losses	1,400	1,650	(250)	-15%	1,050	350	33%
Noninterest income	1,025	1,182	(157)	-13%	824	201	24%
Noninterest expense	5,148	5,316	(168)	-3%	5,462	(314)	-6%

Income from continuing operations before income taxes	2,763	2,930	(167)	-6%	2,818	(55)	-2%
Provision for income tax	757	857	(100)	-12%	778	(21)	-3%

Net income from continuing operations	$2,006	$2,073	$(67)	-3%	$2,040	$(34)	-2%

Discontinued Operations:
Income (loss) from discontinued operations	$0	$622	$(622)	-100%	$0	$0	0%
Income tax expense associated with income (loss) from discontinued operations	0	271	(271)	-100%	0	0	0%

Net income (loss) from discontinued operations	0	351	(351)	-100%	0	0	0%

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	0	172	(172)	-100%	0	0	0%

Net income (loss) from discontinued operations attributable to controlling interest	0	179	(179)	-100%	0	0	0%

Net income attributable to Bank of Commerce Holdings	2,006	2,252	(246)	-11%	2,040	(34)	-2%

Less: preferred dividend and accretion on preferred stock	50	248	(198)	-80%	50	0	0%
Income available to common shareholders	$1,956	$2,004	$(48)	-2%	$1,990	$(34)	-2%

Basic EPS attributable to continuing operations	$0.13	$0.11	$0.02	16%	$0.13	$0.00	0%
Basic EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$0.00	0%
Average basic shares	15,120	16,302	(1,182)	-7%	15,686	(566)	-4%
Diluted EPS attributable to continuing operations	$0.13	$0.11	$0.02	16%	$0.13	$0.00	0%
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$0.00	0%
Average diluted shares	15,139	16,302	(1,163)	-7%	15,703	(564)	-4%

Net interest income is the largest source of our operating income. Net interest income for the three months ended June 30, 2013 was $8.3 million compared to $8.7 million during the same period a year ago.

Interest income for the three months ended June 30, 2013 was $9.2 million, a decrease of $914 thousand or 9% compared to the same period a year ago. The decrease in interest income during the second quarter of 2013 compared to the same period a year ago was primarily driven by decreased yields in the loan portfolio and the investment securities portfolio, partially offset by increased investment securities volume. The decrease in loan portfolio yield was primarily driven by net increases in nonaccruing commercial and commercial real estate loans compared to the same period a year ago. Total nonaccruing loans at June 30, 2013 increased $15.5 million compared to the same period a year ago. As a result, during the three months ended June 30, 2013, loan interest income decreased $936 thousand or 11% compared to the same period a year ago.

Interest income recognized from the investment securities portfolio increased $49 thousand during the three months ended June 30, 2013 compared to the same period a year ago. The increase in investment securities interest income was primarily attributable to increased volume, partially offset by decreased yields. Average quarterly securities balances and weighted average tax equivalent yields at June 30, 2013 and 2012 were $255.1 million and 3.13% compared to $198.1 million and 3.77%, respectively.

Interest expense for the three months ended June 30, 2013 was $875 thousand, a decrease of $486 thousand or 36% compared to the same period a year ago. During the second quarter of 2013, the Company continued to benefit from the re-pricing of deposits, and also experienced slightly lower deposit volume.

Table 6
	NET INTEREST SPREAD AND MARGIN
(Dollars in thousands)	Q2	Q2	Change	Q1	Change
	2013	2012	Amount	2013	Amount
Tax equivalent yield on average interest earning assets	4.19%	4.78%	-0.59%	4.24%	-0.05%
Rate on average interest bearing liabilities	0.49%	0.77%	-0.29%	0.52%	-0.03%

Net interest spread	3.70%	4.01%	-0.31%	3.72%	-0.02%
Net interest margin on a tax equivalent basis	3.80%	4.15%	-0.35%	3.82%	-0.02%

Average earning assets	$904,640	$865,887	$38,753	$921,733	$(17,093)
Average interest bearing liabilities	$720,681	$697,179	$16,241	$748,222	$(27,541)

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.80% for the three months ended June 30, 2013, a decrease of 35 basis points as compared to the same period a year ago. The decrease in net interest margin primarily resulted from a 59 basis point decline in yield on average earning assets, partially offset by a 24 basis point decrease in interest expense to average earning assets. With decreasing elasticity in managing our funding costs and historically low interest rates, maintaining our net interest margin in the foreseeable future will present significant challenges. Accordingly, management will continue to pursue organic loan growth, wholesale loan purchases, and actively manage the available-for-sale investment securities portfolio within our accepted risk tolerance to maximize yield on earning assets.

Noninterest income for the three months ended June 30, 2013 was $1.0 million, a decrease of $157 thousand or 13% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended June 30, 2013 and 2012, and March 31, 2013:

Table 7
	NONINTEREST INCOME
(Dollars in thousands)	Q2	Q2	Change		Q1	Change
	2013	2012	Amount	%	2013	Amount	%
Service charges on deposit accounts	$54	$50	$4	8%	$46	$8	17%
Payroll and benefit processing fees	114	118	(4)	-3%	128	(14)	-11%
Earnings on cash surrender value - Bank owned life insurance	112	114	(2)	-2%	156	(44)	-28%
Gain (loss) on investment securities, net	406	542	(136)	-25%	189	217	115%
Merchant credit card service income, net	32	38	(6)	-16%	33	(1)	-3%
Other income	307	320	(13)	-4%	272	35	13%

Total noninterest income	$1,025	$1,182	$(157)	-13%	$824	$201	24%

Gains on the sale of investment securities decreased $136 thousand to $406 thousand for the three months ended June 30, 2013, compared to $542 thousand for the same period a year ago. During the three months ended June 30, 2013, the Company purchased thirty-three securities with weighted average yields of 2.39%. During the same period the Company sold twenty-nine securities with weighted average yields of 2.09%. Generally, securities purchased had relatively short durations with good credit quality.

The major components of other income are fees earned on ATM transactions, mortgage fee income, online banking services, wire transfers, and FHLB dividends. Changes in the components of other income are a result of normal operating activities.

Noninterest expense for the three months ended June 30, 2013 was $5.1 million, a decrease of $168 thousand or 3% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended June 30, 2013 and 2012, and March 31, 2013:

Table 8
	NONINTEREST EXPENSE
(Dollars in thousands)	Q2	Q2	Change		Q1	Change
	2013	2012	Amount	%	2013	Amount	%
Salaries and related benefits	$3,074	$2,595	$479	18%	$2,924	$150	5%
Occupancy and equipment expense	529	473	56	12%	574	(45)	-8%
Write down of other real estate owned	0	425	(425)	-100%	0	0	0%
FDIC insurance premium	245	198	47	24%	88	157	178%
Data processing fees	136	115	21	18%	134	2	1%
Professional service fees	294	304	(10)	-3%	269	25	9%
Deferred compensation expense	0	146	(146)	-100%	155	(155)	-100%
Other expenses	870	1,060	(190)	-18%	1,318	(448)	-34%

Total noninterest expense	$5,148	$5,316	$(168)	-3%	$5,462	$(314)	-6%

Salaries and related benefits expense for the three months ended June 30, 2013 was $3.1 million, an increase of $479 thousand or 18% compared to the same period a year ago. The increase in salaries and related benefits was primarily driven by executive severance pay and an increase in contributions to the Company’s employee profit sharing plan. During the three months ended June 30, 2013, the Bank eliminated the Chief Lending Officer position, resulting in a one-time severance payment. In addition during the three months ended June 30, 2013, management increased profit sharing accruals as a result of the Company meeting certain budgeted projections.

Occupancy and equipment expense for the three months ended June 30, 2013 was $529 thousand, an increase of $56 thousand or 12% compared to the same period a year ago. The increase in this expense was primarily attributable to the timing differences in certain overhead costs incurred such as insurance and utilities expense.

The increase in FDIC assessments during the three months ended June 30, 2013, compared to the same period a year ago resulted from certain true-up adjustments to record additional premium expenses deemed necessary upon receipt of final prepaid premium reimbursement from the FDIC. In November 2009, the FDIC adopted the final rule amending the assessment regulations to require insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter 2010, 2011, and 2012, on December 30, 2009. The amount paid on December 30, 2009 was substantially higher than the subsequent quarterly deposit insurance assessments. As a consequence, true-up adjustments were deemed necessary. Additional discussion on FDIC insurance assessments is provided in Part I, Item 1 under the caption Deposit Insurance, in our most recent Form 10-K filed on March 15, 2013.

Data processing expense for the three months ended June 30, 2013 was $136 thousand, an increase of $21 thousand or 18% compared to the same period a year ago. The increases in data processing expense compared to the same periods a year ago is primarily driven by increases in software maintenance and licensing expenses. The Bank continues to strive to make improvements in network infrastructure and systems, and expects to see continued increased costs in these expenses in the foreseeable future.

Deferred compensation expense for the three months ended June 30, 2013 was $0, a decrease of $146 thousand compared to the same period a year ago. During the second quarter of 2013, the Company revised the Supplemental Executive Retirement Plan (SERP) resulting in a reversal of current year and prior years accrued deferred compensation expenses of $357 thousand. For disclosure purposes, in the table above and in the Company’s Consolidated Statement of Operations, the current year credit balance in deferred compensation expense is included in the line item other expenses.

Other expenses for the three months ended June 30, 2013 were $870 thousand, a decrease of $190 thousand or 18% compared to the same period a year ago. The decrease in other expenses was primarily driven by the reversal and reclassification of SERP expenses, a $154 thousand decrease in losses on sale of OREO, and a $54 thousand decrease in OREO operating expenses. The decreases in other expenses were partially offset by $51 thousand in losses resulting from the repurchase of two 1-4 family mortgage loans which were previously sold through the Company’s former mortgage subsidiary.

Table 9
	ALLOWANCE ROLL FORWARD
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2013	2013	2012	2012	2012
Beginning balance	$11,350	$11,103	$10,560	$12,497	$11,373
Provision for loan loss charged to expense	1,400	1,050	4,550	1,900	1,650
Loans charged off	(474)	(845)	(4,183)	(4,011)	(880)
Loan loss recoveries	857	42	176	174	354

Ending balance	$13,133	$11,350	$11,103	$10,560	$12,497
Gross portfolio loans outstanding at period end	$617,398	$612,608	$664,051	$604,479	$595,945
Ratio of allowance for loan losses to total loans	2.13%	1.85%	1.67%	1.75%	2.10%
Nonaccrual loans at period end:
Commercial	$7,898	$3,420	$2,935	$3,330	$0
Construction	0	0	0	77	104
Commercial real estate	16,614	23,363	24,008	10,393	6,160
Residential real estate	11,165	11,302	11,630	11,733	13,943
Home equity	345	0	0	95	298

Total nonaccrual loans	$36,022	$38,085	$38,573	$25,628	$20,505
Accruing troubled debt restructured loans
Commercial	$68	$70	$523	$72	$56
Commercial real estate	1,748	4,593	4,598	9,790	12,798
Residential real estate	3,174	2,954	2,934	3,117	2,750
Home equity	531	536	561	501	436

Total accruing restructured loans	$5,521	$8,153	$8,616	$13,480	$16,040
All other accruing impaired loans	4,445	1,426	471	7,281	472

Total impaired loans	$45,988	$47,664	$47,660	$46,389	$37,017

Allowance for loan and lease losses to nonaccrual loans at period end	36.46%	29.80%	28.78%	41.20%	60.95%
Nonaccrual loans to total loans	5.83%	6.22%	5.81%	4.24%	3.44%
Allowance for loan and lease losses to impaired loans	28.56%	23.81%	23.30%	22.76%	33.76%

The ALLL allocation increased compared to amounts reported as of December 31, 2012. The ALLL at June 30, 2013 totaled $13.1 million compared to $11.4 million at March 31, 2013. During the second quarter of 2013, the provisions for loan losses exceeded net charge-offs for the same period. During the current period the Company realized net recoveries of $384 thousand compared to net charge offs of $803 thousand in the first quarter of 2013, and net charge offs of $3.8 million during the same period a year ago. There were a number of factors that contributed to the decrease in net charge offs, including a substantial recovery recognized from the pay- off of a large impaired credit, less impairment charges on both existing impaired loans, newly classified impaired loans, and higher recovery rates on previously charged off loans.

The Company continues to monitor credit quality, and adjust the ALLL accordingly. As such, the Company provided $1.4 million in provisions for loan losses during the second quarter of 2013, compared with $1.7 million during the same period a year ago. The Company’s ALLL as a percentage of gross portfolio loans was 2.13% and 1.85% as of June 30, 2013, and March 30, 2013, respectively.

The charge offs in the current quarter were primarily focused in commercial real estate and 1-4 family home equity loans. During the second quarter of 2013, the Bank’s loan portfolio reflected net positive recoveries relative to fiscal years 2012 and 2011. Management is cautiously optimistic that given recent improvements in local and national economic conditions, the Company’s impaired assets will begin to trend down. However, the commercial real estate and commercial loan portfolios continue to be influenced by depressed real estate values, the effects of relatively high unemployment levels, and overall sluggish economic conditions. At June 30, 2013, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At June 30, 2013, the recorded investment in loans classified as impaired totaled $46.0 million, with a corresponding valuation allowance (included in the ALLL) of $4.0 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At March 31, 2013, the total recorded investment in impaired loans was $47.7 million, with a corresponding valuation allowance (included in the ALLL) of $2.4 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the note rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended June 30, 2013, the Company restructured two loans, one loan was restructured to grant an interest rate concession, and one loan was restructured to grant interest rate and maturity concessions. The two loans reclassified as TDR’s during the three months ended June 30, 2013 were on accrual status.

As of June 30, 2013, the Company had $21.1 million in TDRs compared to $24.0 million as of March 31, 2013. As of June 30, 2013, the Company had one hundred and ten restructured loans that qualified as TDRs, of which eighty-two were performing according to their restructured terms. TDRs represented 3.41% of gross portfolio loans as of June 30, 2013 compared with 3.91% at March 31, 2013.

Table 10
	TROUBLED DEBT RESTRUCTURINGS
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Nonaccrual	$15,552	$15,811	$16,050	$14,259	$13,607
Accruing	5,521	8,153	8,616	13,480	16,040

Total troubled debt restructurings	$21,073	$23,964	$24,666	$27,739	$29,647
Percentage of total gross portfolio loans	3.41%	3.91%	3.71%	4.59%	4.97%

Although management is cautiously optimistic that local economic conditions will continue to improve, our loan portfolio continues to be impacted by the repercussions from the recent economic recession. Nonperforming loans, which include nonaccrual loans and accruing loans past due over 90 days, totaled $36.0 million or 5.83% of total portfolio loans as of June 30, 2013, compared to $38.1 million, or 6.21% of total loans at March 31, 2013. Nonperforming assets, which include nonperforming loans and foreclosed real estate (“OREO”), totaled $37.4 million, or 3.91% of total assets as of June 30, 2013, compared with $39.9 million, or 4.07% of total assets as of March 31, 2013.

Table 11
	NONPERFORMING ASSETS
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Commercial	$7,898	$3,420	$2,935	$3,330	$0
Real estate construction
Residential real estate construction	0	0	0	77	104

Total real estate construction	0	0	0	77	104
Real estate mortgage
1-4 family, closed end 1st lien	1,797	1,846	1,805	2,315	4,114
1-4 family revolving	345	0	0	95	298
ITIN 1-4 family loan pool	9,368	9,456	9,825	9,418	9,829

Total real estate mortgage	11,510	11,302	11,630	11,828	14,241
Commercial real estate	16,614	23,363	24,008	10,393	6,160

Total nonaccrual loans	36,022	38,085	38,573	25,628	20,505
90 days past due and still accruing	0	0	0	0	65

Total nonperforming loans	36,022	38,085	38,573	25,628	20,570
Other real estate owned	1,360	1,785	3,061	3,052	2,647

Total nonperforming assets	$37,382	$39,870	$41,634	$28,680	$23,217
Nonperforming loans to total loans	5.83%	6.21%	5.81%	4.24%	3.45%
Nonperforming assets to total assets	3.91%	4.07%	4.25%	3.03%	2.41%

During July of 2013 the Company purchased the remaining outstanding balance of an impaired participated commercial real estate credit. The Company paid $2.7 million which represented the outstanding principal balance of the participated credit. The assets received in this transaction will be recorded at fair value pursuant to ASC 860, Transfers and Servicing. Presently, the Company is in the process of determining a discount rate to derive fair value. The Company does not expect to incur a material loss on the transaction. However, the Company considers this transaction a subsequent event, which will increase impaired loan balances compared to amounts reported as June 30, 2013.

As of June 30, 2013, nonperforming assets of $37.4 million have been written down by 18%, or $6.7 million, from their original balance of $49.2 million.

Table 12
	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2
	2013	2013	2012	2012	2012
Beginning balance	$1,785	$3,061	$3,052	$2,647	$1,913
Additions to OREO	184	1,157	242	4,046	1,817
Dispositions of OREO	(609)	(2,433)	(233)	(3,641)	(658)
OREO valuation adjustment	0	0	0	0	(425)

Ending balance	$1,360	$1,785	$3,061	$3,052	$2,647

At June 30, 2013, and March 31, 2013, the recorded investment in OREO was $1.4 million and $1.8 million, respectively. For the three months ended June 30, 2013, the Company transferred foreclosed property from two loans in the amount of $184 thousand to OREO and adjusted the balances through charges to the ALLL in the amount of $15 thousand relating to the transferred foreclosed property. During the three months ended June 30, 2013, no further impairment was identified on the foreclosed properties. During this period, the Company sold six properties with balances of $592 thousand for a net loss of $17 thousand. The June 30, 2013 OREO balance consists of nine properties, of which seven are secured with 1-4 family residential real estate in the amount of $586 thousand. The remaining two properties consist of improved commercial land in the amount of $750 thousand and a vacant residential lot in the amount of $24 thousand.

Table 13	INCOME STATEMENT
(Amounts in thousands, except for per share data)	Q2	Q2	Change		Q1	Full Year	Full Year
	2013	2012	$	%	2013	2012	2011
Interest income:
Interest and fees on loans	$7,352	$8,288	$(936)	-11%	$7,647	$33,148	$35,084
Interest on tax-exempt securities	656	585	71	12%	623	2,399	2,014
Interest on U.S. government securities	381	408	(27)	-7%	384	1,615	2,123
Interest on other securities	772	794	(22)	-3%	823	3,175	2,410

Total interest income	9,161	10,075	(914)	-9%	9,477	40,337	41,631
Interest expense:
Interest on demand deposits	112	153	(41)	-27%	139	610	787
Interest on savings deposits	62	105	(43)	-41%	71	394	792
Interest on certificates of deposit	654	1,005	(351)	-35%	697	3,697	4,912
Interest on securities sold under repurchase agreements	2	7	(5)	-71%	4	24	43
Interest on FHLB borrowings	(48)	(47)	(1)	2%	0	85	579
Interest on other borrowings	93	138	(45)	-33%	60	419	363

Total interest expense	875	1,361	(486)	-36%	971	5,229	7,476

Net interest income	8,286	8,714	(428)	-5%	8,506	35,108	34,155
Provision for loan and lease losses	1,400	1,650	(250)	-15%	1,050	9,400	8,991

Net interest income after provision for loan and lease losses	6,886	7,064	(178)	-3%	7,456	25,708	25,164
Noninterest income:
Service charges on deposit accounts	54	50	4	8%	46	188	192
Payroll and benefit processing fees	114	118	(4)	-3%	128	538	458
Earnings on cash surrender value – Bank owned life insurance	112	114	(2)	-2%	156	470	465
Gain on investment securities, net	406	542	(136)	-25%	189	3,822	1,550
Merchant credit card service income, net	32	38	(6)	-16%	33	144	376
Other income	307	320	(13)	-4%	272	1,431	850

Total noninterest income	1,025	1,182	(157)	-13%	824	6,593	3,891
Noninterest expense:
Salaries and related benefits	3,074	2,595	479	18%	2,924	11,030	9,957
Occupancy and equipment expense	529	473	56	12%	574	2,058	2,009
Write down of other real estate owned	0	425	(425)	-100%	0	425	557
FDIC insurance premium	245	198	47	24%	88	820	1,319
Data processing fees	136	115	21	18%	134	421	389
Professional service fees	294	304	(10)	-3%	269	1,078	1,016
Deferred compensation expense	0	146	(146)	-100%	155	594	533
Other expenses	870	1,060	(190)	-18%	1,318	5,206	4,147

Total noninterest expense	5,148	5,316	(168)	-3%	5,462	21,632	19,927

Income from continuing operations before provision for income taxes	2,763	2,930	(167)	-6%	2,818	10,669	9,128
Provision for income taxes	757	857	(100)	-12%	778	3,109	2,444

Net Income from continuing operations	$2,006	$2,073	$(67)	-3%	$2,040	$7,560	$6,684

Discontinued Operations:
Income (loss) from discontinued operations	$0	$622	$(622)	-100%	$0	$535	$1,512
Income tax expense associated with income (loss) from discontinued operations	0	271	(271)	-100%	0	331	392

Net income (loss) from discontinued operations	0	351	(351)	-100%	0	204	1,120

Less: Net income (loss) from discontinued operations attributable to noncontrolling interest	0	172	(172)	-100%	0	348	549

Net income (loss) from discontinued operations attributable to controlling interest	0	179	(179)	-100%	0	(144)	571

Net income attributable to Bank of Commerce Holdings	2,006	2,252	(246)	-11%	2,040	7,416	7,255

Less: preferred dividend and accretion on preferred stock	50	248	(198)	-80%	50	880	943
Income available to common shareholders	$1,956	$2,004	$(48)	-2%	$1,990	$6,536	$6,312

Basic EPS attributable to continuing operations	$0.13	$0.11	$0.02	16%	$0.13	$0.41	$0.34
Basic EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$(0.01)	$0.03
Average basic shares	15,120	16,302	(1,182)	-7%	15,686	16,344	16,991
Diluted EPS attributable to continuing operations	$0.13	$0.11	$0.02	16%	$0.13	$0.41	$0.34
Diluted EPS attributable to discontinued operations	$0.00	$0.01	$(0.01)	-100%	$0.00	$(0.01)	$0.03
Average diluted shares	15,139	16,302	(1,163)	-7%	15,703	16,344	16,991

Table 14
	BALANCE SHEET
(Dollars in thousands)	June 30,	June 30,	Change		March 31,
	2013	2012	$	%	2013
ASSETS
Cash and due from banks	$22,426	$40,035	$(17,609)	-44%	$44,226
Interest bearing due from banks	20,810	24,035	(3,225)	-13%	23,604

Total cash and cash equivalents	43,236	64,070	(20,834)	-33%	67,830
Securities available-for-sale, at fair value	218,495	201,348	17,147	9%	221,846
Securities held-to-maturity, at amortized cost	34,843	0	34,843	100%	34,526
Portfolio loans	617,733	596,105	21,628	4%	612,916
Allowance for loan losses	(13,133)	(12,497)	(636)	5%	(11,350)

Net loans	604,600	583,608	20,992	4%	601,566
Mortgage loans held for sale	0	37,886	(37,886)	-100%	0
Total interest earning assets	914,307	899,409	14,898	2%	937,118
Bank premises and equipment, net	10,275	9,709	566	6%	10,004
Goodwill and other intangibles	39	113	(74)	-65%	47
Other real estate owned	1,360	2,647	(1,287)	-49%	1,785
Assets attributable to discontinued operations	0	32,216	(32,216)	-100%	0
Other assets	43,764	30,948	12,816	41%	40,911

TOTAL ASSETS	$956,612	$962,545	$(5,933)	-1%	$978,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand – noninterest bearing	$113,615	$118,386	$(4,771)	-4%	$112,501
Demand – interest bearing	243,087	207,307	35,780	17%	237,542
Savings accounts	93,791	89,405	4,386	5%	91,434
Certificates of deposit	244,408	268,102	(23,694)	-9%	256,916

Total deposits	694,901	683,200	11,701	2%	698,393
Securities sold under agreements to repurchase	1,758	14,378	(12,620)	-88%	15,625
Federal Home Loan Bank borrowings	125,000	100,000	25,000	25%	125,000
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Liabilities attributable to discontinued operations	0	23,532	(23,532)	-100%	0
Other liabilities	12,618	12,379	239	2%	15,251

Total Liabilities	849,742	848,954	788	0%	869,734
Total Equity – Bank of Commerce Holdings	106,870	110,115	(3,245)	-3%	108,781
Noncontrolling interest in subsidiary	0	3,476	(3,476)	-100%	0

Total Stockholders’ Equity	106,870	113,591	(6,721)	-6%	108,781

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$956,612	$962,545	$(5,933)	-1%	$978,515

Table 15
	AVERAGE BALANCE SHEET (Year to Date)
(Dollars in thousands)	June 30,	June 30,	December 31,	December 31,	December 31,
	2013	2012	2012	2011	2010
Earning assets:
Loans	$624,444	$630,370	$642,200	$626,275	$635,074
Tax exempt securities	91,833	66,043	81,714	52,467	42,172
US government securities	2,313	0	209	19,182	27,423
Mortgage backed securities	64,635	64,408	61,434	67,052	48,972
Other securities	91,013	67,664	73,972	44,664	15,702
Interest bearing due from banks	40,306	51,166	48,712	64,399	70,911
Fed funds sold	0	0	0	0	995

Average earning assets	914,544	879,651	908,241	874,039	841,249
Cash and DFB	9,920	9,467	10,125	2,251	1,781
Bank premises	10,081	9,465	9,567	9,489	9,814
Other assets	30,106	46,478	24,249	21,421	48,116

Average total assets	$964,651	$945,061	$952,182	$907,200	$900,960

Interest bearing liabilities:
Demand - interest bearing	$235,786	$183,078	$203,342	$157,696	$141,983
Savings deposits	91,482	88,879	89,789	91,876	76,718
CDs	252,322	282,904	285,574	296,381	321,051
Repurchase agreements	11,476	13,685	14,246	14,805	12,274
Other borrowings	143,688	128,059	125,839	130,933	128,249

	734,754	696,605	718,790	691,691	680,275
Demand - noninterest bearing	114,119	107,410	115,091	100,722	92,433
Other liabilities	6,422	30,093	7,033	6,679	32,615
Shareholders’ equity	109,356	110,953	111,268	108,108	95,637

Average liabilities & equity	$964,651	$945,061	$952,182	$907,200	$900,960

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959